Exhibit 10.44

SCHEDULE 1 TO UCC FINANCING STATEMENT

Debtors:	Athena Bitcoin Global
Athena Bitcoin, Inc.
Athena Holdings El Salvador SA de CV

Secured Party:	KGPLA Holdings LLC

Collateral Description:

All assets of each Debtor, including without limitation, each Debtor’s right, title and interest in and to the following, wherever located, whether now existing or hereafter from time to time arising or acquired:

(a) all fixtures and personal property of every kind and nature including all accounts (including health-care-insurance receivables), goods (including inventory and equipment), documents (including, if applicable, electronic documents), instruments, promissory notes, chattel paper (whether tangible or electronic), letters of credit, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), securities and all other investment property, any and all commercial tort claims, general intangibles (including all payment intangibles), money, deposit accounts, and any other contract rights or rights to the payment of money, and intellectual property rights; and

(b) all proceeds and products of each of the foregoing, all books and records relating to the foregoing, all supporting obligations related thereto, and all accessions of and to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Debtor from time to time with respect to any of the foregoing.